Exhibit 99.1
Basic Energy Services, Inc.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information of Basic Energy Services, Inc. ("Basic" or the "Company"), gives effect to the consummation of the Company’s Prepackaged Plan, as described below, which became effective on December 23, 2016 (the “Effective Date”), and our adoption of fresh start accounting. We elected to apply fresh start accounting effective December 31, 2016, to coincide with the timing of our normal December accounting period close. We evaluated the events between December 23, 2016 and December 31, 2016 and concluded that the use of an accounting convenience date of December 31, 2016 (the “Convenience Date”) did not have a material impact on our results of operations or financial position. As such, the application of fresh start accounting was reflected in our Consolidated Balance Sheet as of December 31, 2016 and fresh start accounting adjustments related thereto were included in our Consolidated Statement of Operations for the year ended December 31, 2016.
The unaudited pro forma condensed consolidated financial statement is based on the Company’s historical consolidated financial statements. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2016 should be read in conjunction with the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.
The unaudited pro forma condensed consolidated financial statement is for informational and illustrative purposes only and is not necessarily indicative of the financial results that would have occurred if the Effective Date had occurred on January 1, 2016. The pro forma adjustments, as described in the accompanying notes, are based upon currently available information. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Prepackaged Plan becoming effective, (ii) factually supportable, and (iii) expected to have a continuing impact on the Company’s consolidated results.
References to “Successor” or “Successor Company” relate to the reorganized Company subsequent to December 31, 2016. References to “Predecessor” or “Predecessor Company” refer to the results of operations of the Company on and prior to December 31, 2016.
EMERGENCE FROM VOLUNTARY REORGANIZATION
On October 25, 2016, Basic and certain of its subsidiaries filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware to pursue a prepackaged plan of reorganization (as confirmed, the “Prepackaged Plan”). The Prepackaged Plan was confirmed by the Bankruptcy Court on December 9, 2016, and the Company emerged from the bankruptcy proceedings on December 23, 2016.
On the Effective Date, the Company:
• Appointed new members to the Successor Company’s board of directors to replace directors of the Predecessor Company;
•Issued to the Predecessor Company’s former stockholders, in exchange for the cancellation and discharge of the Predecessor Company’s common stock:
• 75,001 shares of the Successor Company’s common stock; and
•Warrants to purchase 2,066,627 shares of the Successor Company’s common stock at an initial exercise price of $55.25 per share, which warrants will expire on December 23, 2023;
•Issued to the Company’s former holders of senior notes due 2019 and senior notes due 2022, in exchange for the cancellation and discharge of such notes, 14,925,000 shares of the Successor Company’s common stock;
•Issued 10,825,620 shares of the Successor Company’s common stock to certain participants in a rights offerings conducted pursuant to the Prepackaged Plan;
•Issued time-based restricted stock unit awards (“RSUs”) for 809,416 shares and stock option awards for 323,770 shares, which awards vest on one-third tranches on each of the Effective Date and the first and second anniversaries of the Effective Date (and resulted in the issuance of 269,810 shares of Successor Company common stock in connection with the immediately vested RSUs on the Effective Date); and
•Entered into an amended and restated ABL Credit Agreement, and paid closing fees and expenses in connection therewith of approximately $1,610,000, along with fees, charges and other amounts payable under the prior ABL Credit Agreement.

The foregoing is a summary of the substantive provisions of the Prepackaged Plan and related transactions and is not intended to be a complete description of, or a substitute for a full and complete reading of, the Prepackaged Plan and the other documents referred to above.
FRESH START ACCOUNTING
In accordance with ASC 852, Reorganizations (“ASC 852”), fresh start accounting was required upon the Company’s emergence from Chapter 11 because (i) the holders of the then-existing voting shares of the Predecessor received less than 50% of the voting shares of the Successor and (ii) the reorganization value of the Predecessor assets immediately prior to confirmation of the Prepackaged Plan was less than the total of all post-petition liabilities and allowed claims.
All conditions required for the adoption of fresh start accounting were met when the Company’s Prepackaged Plan became effective on December 23, 2016. The implementation of the Prepackaged Plan and the application of fresh start accounting materially changed the carrying amounts and classifications reported in the Company’s consolidated financial statements and resulted in the Company becoming a new entity for financial reporting purposes. As a result of the application of fresh start accounting and the effects of the implementation of the Prepackaged Plan, and the use of the convenience period financial statement date of December 31, 2016, the financial statements after December 31, 2016 are not comparable with the financial statements on and prior to December 31, 2016.
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Upon the application of fresh-start accounting, the Company allocated the reorganization value to its individual assets and liabilities in conformity with ASC 805, Business Combinations (“ASC 805”). Reorganization value represents the fair value of the Successor Company’s assets before considering liabilities. The excess reorganization value over the fair value of identified tangible and intangible assets is reported as goodwill.
The estimated enterprise value and the equity value are highly dependent on the achievement of the future financial results contemplated in the projections that were set forth in the Prepackaged Plan. The estimates and assumptions made in the valuation are inherently subject to significant uncertainties. The primary assumptions for which there is a reasonable possibility of the occurrence of a variation that would have significantly affected the reorganization value include the assumptions regarding revenue growth, operating expenses, the amount and timing of capital expenditures and the discount rate utilized.
Fresh start accounting reflects the value of the Successor Company as determined in the confirmed Prepackaged Plan. Under fresh start accounting, asset values are remeasured and allocated based on their respective fair values in conformity with the purchase method of accounting for business combinations in ASC 805. Liabilities existing as of the Effective Date, other than deferred taxes, were recorded at the present value of amounts expected to be paid using appropriate risk-adjusted interest rates. Deferred taxes were determined in conformity with applicable accounting standards. Predecessor accumulated depreciation, accumulated amortization, and retained deficit were eliminated.

Basic Energy Services, Inc.
Unaudited Pro Forma Consolidated Statement of Operations
(in thousands, except per share amounts)

	Predecessor			Pro Forma
				Consolidated for the
	Year Ended	Pro Forma		Year Ended
	December 31, 2016	Adjustments		December 31, 2016
Revenues:
Completion and remedial services	$184,567	$—		$184,567
Fluid services	191,725	—		191,725
Well servicing	163,966	—		163,966
Contract drilling	7,239	—		7,239
Total revenues	547,497	—		547,497

Expenses:
Completion and remedial services	158,762	—		158,762
Fluid services	161,535	—		161,535
Well servicing	140,274	—		140,274
Contract drilling	7,079	—		7,079
General and administrative, including stock-based compensation of $17,675	135,331	(8,837)	(A)	126,494
Depreciation and amortization	218,205	(121,616)	(B)	96,589
Restructuring costs	20,743	(20,743)	(C)	—
Loss on disposal of assets	1,014	—		1,014
Goodwill impairment	646	—		646
Total expenses	843,589	(151,196)		692,393
Operating loss	(296,092)	151,196		(144,896)
Other income (expense):
Reorganization items, net	264,306	(264,306)	(D)	—
Interest expense	(96,625)	50,950	(E)	(45,675)
Interest income	26	—		26
Bargain purchase gain on acquisition	662	—		662
Other income	467	—		467
Loss before income taxes	(127,256)	(62,160)		(189,416)
Income tax (expense) benefit	3,883	—	(F)	3,883
Net loss	$(123,373)	$(62,160)		$(185,533)
Net loss available to common stockholders	$(123,373)	$(62,160)		$(185,533)

Weighted average basic and diluted shares outstanding:	41,998,669		(G)	25,999,383

Loss per share of common stock:
Basic and diluted	$(2.94)	$—		$(7.14)

See accompanying notes to consolidated financial statements.

Basic Energy Services, Inc.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Note 1 - Basis of Presentation
The unaudited pro forma condensed consolidated statement of operations is based on the Company’s historical consolidated statements of operations as adjusted to give effect to the consummation of the Prepackaged Plan and the adoption of fresh start accounting. The unaudited pro forma consolidated statement of operations for the twelve months ended December 31, 2016 give effect to the consummation of the Prepackaged Plan and the adoption of fresh start accounting as if they had occurred on January 1, 2016. Because the effects of the consummation of the Prepackaged Plan and the adoption of fresh start accounting are reflected in the audited consolidated balance sheet as of December 31, 2016, included in the Annual Report on Form 10-K for the year ended December 31, 2016, no unaudited pro forma condensed consolidated balance sheet is included herein.
Note 2 - Pro Forma Adjustments
The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed consolidated statement of operations:

(A)	Reflects the elimination of $8.8 million compensation expense related to acceleration of Predecessor Company restricted shares.

(B)
Represents the reduction in depreciation and amortization expense following the fair value measurement of the Company’s tangible and intangible assets as part of applying fresh start accounting upon emergence from Chapter 11 bankruptcy.

(C)	Reflects the elimination of $20.7 million of legal and professional fees related to debt restructuring and bankruptcy advisors that were incurred prior to the bankruptcy petition date.

(D)
Represents the elimination of reorganization items that were directly attributable to the Chapter 11 reorganization which consist of $540.3 million gain on debt discharge partially offset by $220.5 million loss on fresh start accounting revaluations, $23.3 million write-off of debt issuance costs, $19.7 million of professional fees incurred in connection with the Chapter 11 proceeding, $8.4 million for fair value of warrants issued to Predecessor stockholders, $1.4 million for distribution of Successor Company equity to Predecessor Company equity holders, and $2.7 million in other costs.

(E)
Reflects the elimination of $49.1 million of interest expense related to Predecessor Company Senior Notes cancelled as part of the Prepackaged Plan, $2.2 million decrease in amortization of debt issuance costs, partially offset by the amortization of $0.3 million related to the premium of the Predecessor Company Senior Notes.

(F)	The income tax effect of the pro forma adjustments is zero. The adjustments to loss before income taxes would result in zero change in current income tax receivable or payable.

(G)
Represents the change in weighted average basic and diluted shares outstanding after giving effect to the reorganization. The Company did not include potentially dilutive instruments, such as warrants, RSUs and stock options, in its calculation of diluted loss per share during the period presented, as the effect would be anti-dilutive.

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